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                                                                    EXHIBIT 10.4

Confidential treatment requested under 5 U.S.C. Section 552(b)(4) that provides an exemption from public disclosure of confidential financial information.
* indicates omitted material that is the subject of a confidential treatment request that is filed separately with the Commission.


PROFIT SHARE AGREEMENT

This profit share agreement is entered as of 6th July 1999 between NETSOL USA, INC., a Nevada Corporation. (NETSOL) and 1ST NET TECHNOLOGIES INC., a Colorado corporation (1st NET).

BACKGROUND RECITALS

A. 1st NET is in the business of providing electronic commerce ("e-commerce") consultation and implementation services to businesses desiring to market products or information over the Internet.

B. 1st NET's services range from the original conceptual planning of e-commerce solutions for its customers through the design, development, testing, marketing and ongoing commercial operation of its customer's e-commerce operations using the resources of the Internet and a custom World Wide Web site tailored to a customer's e-commerce needs.

C. NETSOL contracts with 1st NET to design, develop and install a Web Site, and to provide the following services that are required to make the Web Site operational for the duration of this Agreement:

(1) Host and maintain the Web Site for NETSOL.

(2) Maintain the Code and ongoing technical operation of the Web Site.

(3) Update the content and information contained on the Web Site from time to time as required to reflect changing products, prices and terms of sale.

(4) Execute marketing and commercial activities as agreed by written instruction from NETSOL.

(5) Accept on-line electronic orders from purchasers products placed through the Web Site.

(6) Provide Purchaser and NETSOL Web Product order fulfillment and marketing information to NETSOL as it's received through the Web Site.

(7) Forward comments and service requests from Purchasers and other Web Site users to NETSOL for action and response.

D. NETSOL and 1st NET commits to support the Web Site and its e-commerce presence on the Internet during the term of this Agreement by.

Providing 1st NET with ongoing status information on all pending orders to enable 1st NET to provide the order status information to Purchasers who have placed orders for NETSOL Web Products through the Web Site:

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E.   This Agreement sets forth the terms and conditions applicable to the range of services to be provided by each party and each party's obligations to the other.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other valuable consideration, the parties agree as follows:

2.0  DESIGN, DEVELOPMENT, MARKETING AND INSTALLATION OF NETSOL WEB SITE.

2.1 Initial Meetings. Representatives of 1st NET and NETSOL shall meet as often as possible for 1st NET to understand NETSOL'S business, marketing processes and objectives with respect to the NETSOL Web Site and e-commerce, and to develop a realistic time table for design, development, marketing and installation of the Web Site.

2.2 Design and Development of the Web Site. Based upon 1st NET's understanding of NETSOL'S business, marketing processes and e-commerce objectives, 1st NET shall, at its sole expense, directly design and develop the NETSOL Web Site which will reasonably implement the Web Site and e-commerce objectives. Representatives of 1st NET and NETSOL will keep in regular contact with each other during the design and development process in order to ensure that the NETSOL Net Web Site will be consistent with Web Site and e-commerce objectives.

2.4 Testing of Web Site. As soon as possible after 1st NET develops the Web Site, including its constituent Web Pages and e-commerce functionality will be made available for testing. NETSOL, together with 1st NET, shall examine and test the NETSOL Web Site, its constituent Web Pages and e-commerce functionality. 1st NET shall proceed with any tests to be performed on the Web Site to confirm that the Web Site reasonably meets all Web Site and e-commerce objectives.

2.5 Consideration. Except as provided in Section 4.1 hereof, NETSOL shall have no obligation to pay any compensation or other consideration to 1st NET for its services in designing, developing, installing and hosting the Web Site.

3.0  HOSTING AND WEB SITE MAINTENANCE SERVICES TO BE PROVIDED BY 1st NET.

1st NET will provide the following hosting and Web Site maintenance services to NETSOL for the duration of this Agreement.

3.1 Hosting the NETSOL Web Site. 1st NET will be responsible for hosting and maintaining the Web Site developed by 1st NET for NETSOL predominantly for the North American Market.

3.1.1 The Web Site may be placed on 1st NET's own Web Site(s), or 1st NET may arrange to have the Web Site co-hosted on one or more third party Web Servers depending on the level of traffic on the Web Site, the changing options available for connecting to the Internet, and other technical considerations, subject to approval by both parties.




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3.1.2. 1st NET will use its reasonable best efforts to minimize the amount of time that the Web Site is offline and unavailable to potential Purchasers. However, NETSOL understands the Web Servers will go offline from time to time for Maintenance, and that they are subject to service disruptions by power, telecommunications and equipment providers.

3.2. Maintain Underlying Code. 1st NET will maintain the Code and ongoing technical functionality of the Web Site.

3.2.1. 1st NET will correct any malfunctions that develop or are discovered in the Code underlying the Web Site that prevent the Web Site from providing NETSOL Web Product information to potential Purchasers, accepting orders for NETSOL Web Products, providing order fulfillment, customer enquiry and visitor information to NETSOL, and communicating order status information to Purchasers in a smooth and orderly fashion.

3.3. Updated Content. 1st NET will receive new and modified information regarding the NETSOL Web products, pricing changes, terms and conditions of sale, and other information provided by NETSOL in certain defined formats and use that information to update the Content of the Web Site from time to time.

3.3.1. 1st NET may edit, reformat, crop, compress or otherwise modify NETSOL image data in order to reduce file sizes as necessary to speed data transmission to Purchasers.

3.4 1st NET will process ongoing adjustments to the inventory of NETSOL Web Products and back order status information as it is received from NETSOL for each NETSOL Web Product offered on the Web Site throughout the term of this Agreement. The data will be provided to 1st NET in such format and on such basis as mutually agreed upon between NETSOL and 1st NET.

3.4.2 The parties will use their reasonable efforts to avoid Purchaser disappointment resulting from accepting orders for the NETSOL Web Products which are not available or without notifying the Purchaser at the time the order is placed, that delivery will be delayed.

3.5. Order Acceptance. 1st NET will accept on-line electronic orders from Purchaser for NETSOL Web Products placed through the Web Site for delivery within or outside the United States. Notwithstanding the right of NETSOL to situate other servers locally for other regions of the world.

3.6. Product Order and Shipping Information. As orders for NETSOL Web Products are received and accepted through the Web Site, 1st NET will electronically provide NETSOL's with order information. NETSOL will use its reasonable efforts to ship NETSOL Web Products which are available within a reasonably prompt period after the order is accepted and provide 1st NET with electronic confirmation of each NETSOL Web Product shipment.
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4.0  NETSOL OBLIGATIONS AND COMMITMENTS

NETSOL understands that the Internet is a new and rapidly evolving marketing channel. The long-term success of the Web Site and NETSOL's e-commerce venture will require continuing close co-operation between NETSOL and 1st NET throughout the term of this Agreement. NETSOL will use its reasonable efforts to support its e-commerce presence on the Internet.

4.1  [*]

4.1.1. Commissions shall be payable on the twentieth (20th) day of each month for Net Sales of NETSOL Web Products shipped during the preceding month, and shall be accompanied by a statement which sets forth the gross sales of NETSOL Web Products, an itemization of deductions therefrom in arriving at the amount of the NETSOL Net Sales, and the rates used in calculating the amount of the commission. If 1st NET does not receive the commissions due on the 20th day of a month by the 30th day of such month (the "Late Commissions"), 1st NET shall give written notice (the "LC Notice") to NETSOL that the Late Commissions have not been received by 1st NET. If 1st NET does not receive the Late Commissions within thirty (30) days after the LC Notice has been received by NETSOL, then, in addition to any other remedies that 1st NET may have under applicable law, 1st NET shall have the right to cease providing the services necessary for the NETSOL 1st Net Web Site to be accessible to Internet users.

4.1.2. In the event of a termination of this Agreement by NETSOL pursuant to
Section 12.1 hereof if the cumulative commissions payable to 1st NET on the NETSOL Net Sales of NETSOL Web Products sold through the MIRAGE/1st NET Web Site during the Initial Period is less than the agreed costs incurred by 1st NET at time of termination, then 1st NET shall be entitled to an additional amount equal to the difference between that sum and the cumulative amount of commissions paid to 1st NET on the NETSOL Net Profit of NETSOL Web Products through the NETSOL Web Site during the Initial Period. Such amount shall be payable by NETSOL to 1st NET in twelve equal monthly installments with the first monthly installment being due on the last day of the month immediately following the month which includes the effective termination date of this Agreement, and each monthly installment thereafter being due on the last day of the applicable month.
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4.2. Product Availability and Information. NETSOL shall determine which styles of its products will be made available for purchase over the Internet through the NETSOL Web Site developed and maintained by 1st NET. The determination by NETSOL of the NETSOL Web Products available for purchase through the NETSOL Web Site will be sufficiently broad to give a reasonable prospect for NETSOL Net Sales of expected $1,000,000, $2,000,00 and $3,000,000 during the Initial Period, the 12 month period following the Initial Period, and second 12 month period following the Initial Period, respectively.

4.2.1. NETSOL will provide 1st NET with marketing oriented information, descriptions, prices and illustrations for each of the NETSOL Web Products as they are made available to the public. NETSOL will also provide additional selected text and graphic material to add visual interest to the NETSOL Web Site on an ongoing basis.

4.2.2 All of the text and graphic information provided by NETSOL will be in such format as mutually agreed upon. Initially, graphic images will be provided only in GIF or in JPEG formats. 1st NET may designate additional or alternative data formats from time to time as the technology utilized in the development and maintenance of the NETSOL Web Site evolves.

4.3. Terms Of Sale And Warranty Information. In addition to the marketing oriented information described above, NETSOL will provide 1st NET with its complete terms and conditions of sale, including any warranty, exchange, return and other customer service policies and procedures for inclusion on the NETSOL Web Site as required by law.

4.4. Advertising The Web Site. 1st Net will use its reasonable efforts to advertise the NETSOL Web Site through 1st NET's advertising channels in a manner which will increase the exposure of the NETSOL Web Site to potential Internet users and which is consistent with NETSOL financial resources and business needs.

4.4.1. NETSOL will include the URL of the NETSOL Net Web Site and an invitation to visit the NETSOL Web Site in such of its print, electronic and other advertising as it determines.

4.5. Purchase Support Services. NETSOL will provide reasonable Purchaser support services and facilities to handle complaints and questions by Purchasers, NETSOL Web product returns, Purchaser refunds, and other Purchaser service requests through a help desk to be set up and maintained by NETSOL.

5.0 SALE OF THIRD PARTY ADVERTISING; PAYMENT OF COMMISSIONS

5.1. Sale of Other Products and Services. In the event that 1st NET desires to
(i) have 1st NET products sold through the NETSOL Net Web Site or a NETSOL Web Browser, or (ii) have 3P Advertising placed on the NETSOL Web Site. 1st NET shall make a detailed written proposal to NETSOL and shall obtain NETSOL's prior written approval before selling the 1st NET Products through the NETSOL Web Site or a NETSOL Web Browser, or permitting 3P Advertising to be placed on the
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NETSOL Web Site. 1st NET shall be fully responsible for all aspects of selling and fulfilling the sale of 1st NET Products sold through the NETSOL Web Site or a NETSOL Web Browser, and for placement of 3P Advertising on the NETSOL Web Site.

5.2.

        This portion of the Agreement has been omitted and filed separately with the Securities and Exchange Commission.

6.0.    OWNERSHIP OF COPYRIGHTS AND MATERIALS.

6.1. Ownership of Copyrights. The NETSOL Web Site and e-commerce capability developed by 1st NET under this Agreement may contain copyrighted materials provided by NETSOL or licensed from one or more third parties in addition to original materials developed by 1st NET. It may also contain NETSOL or third party materials that have been modified by 1st NET. As a result, the copyrights and derivative copyrights in the Code used to develop the Web pages and the NETSOL Web Site may belong to a combination of 1st NET, NETSOL, and/or other third parties.

6.1.1. 1st NET and NETSOL assumes the responsibility for obtaining any third party copyright licenses that may be required to use the materials for 1st NET employs in the NETSOL Web Site and its constituent Web Pages unless those materials are specified or supplied by NETSOL. When 1st NET obtains a license to use copyrighted material on the NETSOL Web Site, 1st NET will inform NETSOL in writing that such material is licensed from third parties and of the terms and scope of the license. NETSOL shall abide by the terms of any such third party license, and shall not knowingly allow the use of the licensed materials beyond the scope of the license obtained by 1st NET without first obtaining any required supplemental licenses from the copyright owners.

6.1.2. NETSOL assumes the responsibility for obtaining any copyright authorizations that may be required to use the materials specified or supplied by NETSOL to 1st NET for inclusion in the NETSOL Web Site.

6.2. NETSOL's Copyrights. NETSOL's copyrights, trademarks or other intellectual property rights in Content provided by NETSOL, or any other material developed by NETSOL, shall belong to NETSOL and 1st NET shall have no right to copy, use or display such content or materials except for the purpose of developing and maintaining the NETSOL Web Site.

7.0.    DATA SECURITY CONSIDERATIONS.

1st NET will initially use the Microsoft Internet Security Framework for transactional security when collecting order and credit card information from Purchasers and transmitting data and instructions to banking institutions. Provided that 1st NET uses the Microsoft Internet Security Framework or another industry
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standard security system approved by NETSOL, 1st NET shall have no responsibility or liability for any failures or inadequacies of the security system employed.

8.0. WARRANTY AND DISCLAIMER OF LIABILITY.

8.1. Functionality. 1st NET warrants that the NETSOL Web Site and its constituent Web Pages developed by 1st NET will provide the basic functionality described in this Agreement. If a material nonconformity appears or is discovered during the term of this Agreement and NETSOL communicates this fact with details to 1st NET in writing, 1st NET will use its reasonable efforts to correct the non-conforming functionality within a reasonable time as NETSOL's sole and exclusive remedy.

8.2. Warranty Exclusions. 1st NET does not warrant that the NETSOL Web Site will meet NETSOL's needs, the performance of data communication lines accessing the Web Server, the Internet, the Web Server itself nor the performance of any aspect of the NETSOL Web Site or its constituent Web Pages that are not under 1st NET's direct control. Without limiting the generality of the foregoing, 1st NET is not responsible for problems in the interaction of the Web Pages with Web Browsers or versions of Web Browsers that the NETSOL Web Site was not designed for. NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. This is a commercial and not personal or family transaction.

9.0. WARRANTY OF TITLE, NON-VIOLATION OF LAW, AND INDEMNIFICATION BY MIRAGE.

9.1. NETSOL Warranties. NETSOL warrants, to its knowledge, that any materials NETSOL specifies and the Content it provides to 1st NET for use or inclusion in the NETSOL Web Site or the constituent Web Pages under this Agreement will not infringe any patent, copyright, trademark or trade secret of another within the United States, and will not violate any right of publicity or privacy, be libelous or obscene, nor will any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

9.2. NETSOL Indemnification. NETSOL shall defend, indemnify and hold 1st NET harmless against any claims based on an allegation that (i) any materials specified or Content provided by NETSOL to 1st NET, except to the extent that 1st NET or any 1st NET Subcontractor has modified such materials or Content, or
(ii) any NETSOL or information provided or sold using the e-commerce facilities of the NETSOL Web Site violates any warranty in Section 8.1.

9.3. Indemnification Limitations. NETSOL shall have no liability under this indemnity to the extent that any infringement or other injury is established to have resulted from the use of materials, Content, or information specified or provided by 1st NET, any material, Content, or enhancement, improvement or development of the NETSOL Web Site and its constituent Web Pages performed by 1st NET or any 1st NET Subcontractor. NETSOL's only liability hereunder shall be for that portion of an infringement or injury caused by NETSOL, but not for any infringement or injury caused by 1st NET or others.
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9.4. Notice of Claims. 1st NET shall promptly notify NETSOL when it learns of the existence of any claim, demand, or other matter to which Netsol's indemnification obligations may apply, and shall allow NETSOL to defend the same at its own expense and with counsel of its own selection. 1st NET shall at all times also have the right to full participate in the defense at its own expense. If the claim is one that cannot by its nature be defended solely by NETSOL, then 1st NET shall make available all information and assistance that NETSOL may reasonably request at NETSOL's expense. Subject to NETSOL's indemnification obligations to 1st NET as set forth in Section 9.2 hereof, NETSOL shall have the absolute right to settle any claim, demand or other matter on such terms at it shall determine.

9.5. Possible Actions. Should any materials specified or Content provided by NETSOL to 1st NET for use in the NETSOL Web Site or constituent Web Pages, or any MIRAGE Web Product or information provided or sold through the NETSOL Web Site become or in NETSOL's opinion, be likely to become the subject of a claim of infringement of a patent, trademark, trade secret or copyright, or that they are likely to become the basis of a claim alleging the violation of the right of publicity or privacy that the material is libelous or obscene, that it was injurious to others, or otherwise violates an applicable law rule or regulation NETSOL may:

9.5.1. If possible, procure for itself, at no cost to 1st NET, the right to continue to use, display or provide the materials in question;

9.5.2. Request 1st NET's assistance, which will be provided by 1st NET without cost, with the replacement or modification of the MIRAGE/1st Net Web Site or constituent Web Pages to correct or eliminate the potential problem; or

9.5.3. Request 1st NET's assistance, which will be provided by 1st NET without cost, with the removal of the offending material from the NETSOL Web Site or discontinuance of the sale or distribution of any NETSOL Web Products or information offered on the NETSOL Web Site.

10.0 WARRANTY OF TITLE, NON-VIOLATION OF LAW, AND INDEMNIFICATION BY 1ST NET.

10.1. 1st NET Warranties. 1st NET warrants that, except for materials that are specified or Content that is provided to 1st NET by NETSOL, the Code employed by 1st NET in the NETSOL Web Site and its constituent Web Pages, and any materials provided by 1st NET or any 1st NET Subcontractor for use or inclusion in the NETSOL Web Site and its constituent Web Pages, will not infringe any patent, copyright, trademark or trade secret of another within the United States, and will not violate any right of publicity or privacy, be libelous or obscene, nor will any information, recipe, formula or instruction contained in the materials be injurious to others within the United States.

10.2. 1st NET Indemnification. 1st NET shall defend, indemnify and hold NETSOL harmless against any claims based on an allegation that any materials developed or supplied by 1st NET, or supplied by NETSOL and modified by 1st NET or by any 1st NET Subcontractor, infringe any patent, copyright, trademark or trade secrets belonging to a third party and from any claims alleging a violation of the right

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of publicity or privacy, that the material is libellous or obscene, or that it was injurious to others.

10.3. Indemnification Limitations. 1st NET shall have no liability under this indemnity to the extent that any infringement or other injury is established to have resulted from the use of materials, Content or information specified or provided by NETSOL, any material, content or information not supplied or modified by 1st NET or by any 1st NET Subcontractor, or from any material modification, editing, revision, enhancement, improvement or development of the NETSOL Web Site and its constituent Web Pages not actually performed by 1st NET or by any 1st NET Subcontractor 1st NET's only liability hereunder shall be for that portion of an infringement or injury caused by 1st NET or by any 1st NET Subcontractor, but not for any infringement or injury caused by NETSOL or other third parties other than 1st NET Subcontractors.

10.4. Notice of Claims. NETSOL shall promptly notify 1st NET of the existence of any claim, demand or other matter to which 1st NET's indemnification obligations may apply, and shall allow 1st NET to defend the same at its own expense and with counsel of its own selection. NETSOL shall at all times also have the right to fully participate in the defense at its own expense. If the claim is one that cannot by its nature be defended solely by 1st NET, then NETSOL shall make available all information and assistance that 1st NET may reasonably request at 1st NET's expense. 1st NET agrees that it shall have no authority to settle any claim, demand or other matter which may in any manner affect NETSOL's trademarks or other intellectual property rights without NETSOL's prior written consent.

10.5. Possible Actions. Should any components of the NETSOL Web Site or constituent Web Pages, for which 1st NET is responsible, become, or in 1st NET's opinion, be likely to become, the subject of a claim of infringement of a patent, trademark, trade secret or copyright, or that they are likely to become the basis of a claim alleging the violation of the right of publicity or privacy, that the material is libelous or obscene, or that they were injurious to others, 1st NET may do any one of the following at 1st NET's option.

10.5.1. Procure for NETSOL, at no cost to NETSOL, the right to continue to use the NETSOL Web Site or constituent Web Pages;

10.5.2. Replace or modify the NETSOL Web Site or constituent Web Pages, at no cost to NETSOL, to correct or eliminate the potential problem, provided that the same function is performed by the replacement of NETSOL Web Site or constituent Web Pages;

10.5.3. Or if the right to continue using the material cannot be obtained or the material cannot be replaced or modified at reasonable cost, remove, at no cost to NETSOL, the offending material from the NETSOL Net Web Site.

11.0. REMOVAL OF DISPUTED MATERIAL.

11.1. Forwarding of Complaints. In the event that 1st NET receives a written complaint alleging that any aspect of the NETSOL Web Site, its constituent

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Web Pages, the NETSOL Web Products, 3P Advertising or information distributed through the NETSOL Web Site is injurious to another, infringes or otherwise violates any third parties right, or any law or regulation, 1st NET will promptly forward a copy or the complaint to NETSOL. If NETSOL receives such a complaint, it will promptly forward a copy of the complaint to 1st NET.

11.2. Rights to Remove Disputed Material. Either NETSOL or 1st NET shall have the right to remove, or require 1st NET to remove, any disputed material from the NETSOL Web Site, or cease selling or distributing any products, advertising or information through the NETSOL Net Web Site pending the resolution of any dispute over the content of the NETSOL Web Site or the NETSOL Web Products or information. The removal may take place at any time after the party initiating the removal has received or given notice of a written complaint. The party initiating the removal of disputed material, products, advertising or information shall promptly notify the other party of its action. Neither party shall have any liability to the other for the removal of any material from the NETSOL Web Site under the provisions of this Section 11.2. In the event that 1st NET shall desire to exercise its right to remove disputed material from the NETSOL Web Site, 1st NET shall first notify NETSOL in writing that it desires to remove disputed material from the NETSOL Web Site, which notice shall describe the disputed material and specify the reasons for such proposed removal. If, within ten (10) days after receipt of such notice, NETSOL notifies 1st NET in writing that it has determined that such disputed material should not be removed, and agrees to indemnify 1st NET against any liability arising from such determination, 1st NET shall not remove the disputed material.

12.   TERM AND TERMINATION.

12.1. Term. This Agreement shall begin and become effective from July 6, 1999 and shall continue for an initial term of thirty-six (36) months after the month which includes the Start Date. Thereafter the Agreement will automatically be renewed for successive twelve (12) month terms unless one party notifies the other three (3) months prior to any renewal term that it desires to terminate this Agreement.

12.2. Late Start Date. If the Start Date does not occur by September 1, 1999 for any reason, each party shall have the right to immediately terminate this Agreement by giving the other party written notice of its election to terminate this Agreement.

12.3. Discretionary Termination. Notwithstanding the normal term of this Agreement set forth in Section 12.1, within thirty (30) days after the end of the Initial Period, each party shall have the right to terminate this Agreement for any reason by giving the other party written notice of its election to terminate this Agreement, which notice shall specify the effective termination date which shall be at least thirty (30) days after the date of such written notice.

12.4. Termination Upon Material Breach. Notwithstanding the normal term of this Agreement set forth in Section 12.1, either party shall have the right to terminate this Agreement if the other party defaults in any of its material obligations under this Agreement, unless within thirty (30) days after written notice of such default the other party remedies the default.

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12.5. Liability Limitations. Neither party to this Agreement shall be liable by reason of the termination of this Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.

13.0. CONFIDENTIALITY.

13.1. NETSOL Confidential Information. This Agreement, any confidential NETSOL business information provided to 1st NET in writing that is clearly marked confidential at the time of disclosure, and the pricing, terms and conditions under which 1st NET is willing to provide its services under this Agreement, shall be kept confidential for a period of two (2) years following the termination of this Agreement.

13.2. Purchaser Data. During the course of its performance under this Agreement, 1st NET will collect data and information about Purchasers visiting the NETSOL Web Site, and shall provide such data and information to NETSOL, and make such data and information accessible to NETSOL on a current basis. The privacy of individual Purchaser will be maintained in accordance with the privacy policies set forth on the NETSOL Web Site. 1st NET will also be free to retain, evaluate and freely utilize such data and information for its own purposes.

13.3. Exclusions. Confidential information shall not include any information which is already known to the recipient at the time of disclosure through lawful channels of communication; or is or becomes publicly known through no wrongful act of the recipient; or is rightfully received from a third party without a similar restriction and without breach of this Agreement; or is independently developed by the recipient without breach of this Agreement; or is furnished to a third party by the disclosing party without a similar restriction on the third parties' rights; or is approved for release by written authorization of the disclosing party.

14.0. GENERAL CONDITIONS.

14.1 Relationship of the Parties. No party hereto is an agent or representative of the other, and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party. This Agreement shall in no way constitute the parties hereto, partners or joint venturers. This Agreement is not for the benefit of any third party.

14.2. Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or contractors, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

14.3. Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) one

(1) business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (ii) three
(3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service or the official governmental postal service in the Territory, as the case may be, and sent by registered or certified mail (or its equivalent in the Territory), postage prepaid, addressed as follows:


If to NETSOL:                           If to 1st NET

/s/ Najeeb U. Ghauri                    /s/ Clifford J. Smith

233 Wilshire Boulevard, Suite 510       11423 West Bernardo Court
Santa Monica, California 90401          San Diego, California 92127
Attention: Najeeb U. Ghauri             Attention: Gregory D. Writer, Jr.
Telephone: (310) 395-4073               Fax: (619) 674-4443

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

14.4. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.5. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

14.6. Title and Captions. Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

14.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile. At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

14.8. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties to this Agreement.

14.9. Governing Law. This Agreement shall in all respects be interpreted, construed in accordance with, and governed by the internal laws of the State of California, without regard to the rules of conflict of laws.